Exhibit 23
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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Electronic Data Systems Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-54833) on Form S-8 of Electronic Data Systems Corporation of our report dated June 4, 1999 related to the statements of net assets available for plan benefits of the EDS Puerto Rico Savings Plan as of December 31, 1998 and 1997, the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules as of and for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of the EDS Puerto Rico Savings Plan.


                                          /s/ KPMG LLP


June 29, 1999
Dallas, Texas

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